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                                                                    Exhibit 10.3

                                     FORM OF

                              MANAGEMENT AGREEMENT

        This management agreement (this "Management Agreement") is made and entered into as of the ___ day of July, 2003, by and among ORION MULTIFAMILY INVESTMENT FUND, INC., a Maryland corporation (the "Company"), ORION MULTIFAMILY LP, a Delaware limited partnership (the "OP", and together with the Company, the "Owner"), and ORION MULTIFAMILY MANAGEMENT, LLC, a Delaware limited liability company (the "Manager").

        WHEREAS, the OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of the Company; and

        WHEREAS, the Company intends to continue to raise money from the sale of its common stock to be used, net of payment of certain offering costs and expenses, for investment in the acquisition or rehabilitation of income-producing real estate to be acquired and held by the Company or by the OP on behalf of the Company; and

        WHEREAS, Owner wishes to retain Manager to manage and coordinate the leasing of the real estate properties acquired by Owner, and the Manager wishes to be so retained, all under the terms and conditions set forth in this Management Agreement.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

        Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof

1.1 "Affiliate" means a person who is (i) in the case of an individual, any relative of such person, (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such person; or (iv) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting rights, by contract or otherwise.

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1.2     "Director" means a member of the board of directors of the Company.

1.3 "Funds From Operations" shall mean net income (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of Properties, plus depreciation of real property and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

1.4 "Funds From Operations Per Weighted Average Share" shall mean the amount equal to four (4) times the Funds From Operations per weighted average Share for the Company for the quarter in which an Election Notice is delivered, based on and as described in the quarterly report of the Company delivered to its stockholders for such quarter.

1.5 "GAAP" shall mean United States generally accepted accounting principals, consistently applied.

1.6 "Gross Revenues" means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but shall exclude interest and other investment income of Owner and proceeds received by Owner for a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner.

1.7 "Improvements" means buildings, structures, equipment from time to time located on the Properties and all parking and common areas located on the Properties.

1.8 "Independent Director" shall have the meaning set forth in the by-laws of the Company as in effect from time to time.

1.9     "Management Fees" has the meaning set forth in Section 4.1 hereof.

1.10 "Properties" means all real estate properties owned by Owner and all tracts as yet unspecified but to be acquired by Owner containing income-producing Improvements or on which Owner will rehabilitate income-producing improvements.

1.11 "Share" shall mean a share of the Common Stock, par value $0.01, of the Company.

                                   ARTICLE II.
                APPOINTMENT OF MANAGER; SERVICES TO BE PERFORMED

2.1 Appointment of Manager. Owner hereby engages and retains Manager as the sole and exclusive manager and agent of the Properties, and Manager hereby accepts such appointment, all on the terms and conditions hereinafter set forth, it being understood that this Management Agreement shall cause Manager to be, at law, Owner's agent upon the terms contained herein.

2.2 General Duties. Manager shall devote its best efforts to performing its duties hereunder to manage, operate, maintain and lease the Properties in a diligent, careful and vigilant manner. The services of Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in the area. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of

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Manager's organization and staff with respect to the policies to be pursued by
Owner relating to the operation and leasing of the Properties.

2.3     Specific Duties. Manager's duties include the following:

        (a) Lease Obligations. Manager shall perform all duties of the landlord under all leases insofar as such duties relate to operation, maintenance, and day-to-day management. Manager shall also provide or cause to be provided, at Owner's expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under leases, normal repairs and maintenance, and cleaning, and janitorial service. Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are either expressly required under the terms of the lease of such space or which are customarily provided to tenants.

        (b) Maintenance. Manager shall cause the Properties to be maintained in the same manner as similar properties in the area. Manager's duties and supervision in this respect shall include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Properties and the making and supervision of repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and any applicable leases. Construction and rehabilitation activities undertaken by the Manager, if any, will be limited to activities related to the management, operation, maintenance, and leasing of the Property (e.g., repairs, renovations, and leasehold improvements).

        (c) Leasing Functions. Manager shall coordinate the leasing of the Properties and shall negotiate and use its best efforts to secure executed leases from qualified tenants, and to execute same on behalf of Owner, if requested, for available space in the Properties, such leases to be in form and on terms approved by Owner and Manager, and to bring about complete leasing of the Properties. Manager shall be responsible for the hiring of all leasing agents, as necessary for the leasing of the Properties, and to otherwise oversee and manage the leasing process on behalf of the Owner.

        (d) Notice of Violations. Manager shall forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.

        (e) Personnel. Any personnel hired by Manager to maintain, operate and lease the Property shall be the employees or independent contractors of Manager and not of the Owner. Manager shall use due care in the selection and supervision of such employees or independent contractors. Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

        (f) Utilities and Supplies. Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily

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            furnished or rendered in connection with the operation of similar rental property in the area.

        (g) Expenses. Manager shall analyze all bills received for services, work and supplies in connection with the maintaining and operating the Properties, pay all such bills, and, if requested by Owner, pay, when due, utility and water charges, sewer rent and assessments, any applicable taxes, including, without limitation, any real estate taxes, and any other amount payable in respect to the Properties. All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. It is understood that the payment of real property taxes and assessment and insurance premiums will be paid out of the Account (as hereinafter defined) by Manager. All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

        (h) Monies Collected. Manager shall collect all rent and other monies from tenants and any sums otherwise due Owner with respect to the Properties in the ordinary course of business. In collecting such monies, Manager shall inform tenants of the Properties that all remittances are to be in the form of a check or money order. Owner authorizes Manager to request, demand, collect and receipt for all such rent and other monies and to institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its lease.

        (i) Banking Accommodations. Manager shall establish and maintain a separate checking account (the "Account") for funds relating to the Properties. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Management Agreement for the purposes of performing the obligations of Manager hereunder. No monies collected by Manager on Owner's behalf shall be commingled with funds of Manager. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

                        (i) All sums received from rents and other income from the Properties shall be promptly deposited by Manager in the Account. Manager shall have the right to designate two or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

                        (ii) All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and/or withdrawn by Manager from the Account prior to the making of any other disbursements therefrom.

                        (iii) By the 30th day of the first month following each calendar quarter, Manager shall forward to Owner net operating proceeds from the preceding

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                quarter, retaining at all times, however a reserve of $5,000, in addition to any amounts otherwise provided in the budget.

        (j) Tenant Complaints. Manager shall maintain business-like relations with the tenants of the Properties.

        (k) Ownership Agreements. Manager has received copies of the Agreement of Limited Partnership of the OP and the constitutive documents of the Company (collectively, the "Ownership Agreements") and is familiar with the terms thereof. Manager shall use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, shall in any way conflict with the terms of the Ownership Agreements.

        (l) Signs. Manager shall place and remove, or cause to be placed and removed, such signs upon the Properties as Manager deems appropriate, subject, however, to the terms and conditions of the leases and to any applicable ordinances and regulations.

2.4 Approval of Leases, Contracts, Etc. In fulfilling its duties to the Owner, Manager may and hereby is authorized to enter into any leases, contracts or agreements on behalf of the Owner in the ordinary course of the management, operation, maintenance and leasing of the Property.

2.5     Accounting, Records and Reports.

        (a) Records. Managers shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Properties. Such records shall be maintained on a double entry basis. Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Management Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Properties, at a place recommended by Manager and approved by Owner.

        (b) Quarterly Reports. On or before the 30th day of the first month following each calendar quarter for which such report or statement is prepared and during the term of this Management Agreement, Manager shall prepare and submit to Owner the following reports and statements:

                (i)     Rental collection record;

                (ii)    Quarterly operating statement;

                (iii) Copy of cash disbursements ledger entries for such period, if requested;

                (iv) Copy of cash receipts ledger entries for such period, if requested;

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                (v)     The original copies of all contracts entered into by
                        Manager on behalf of Owner during such period, if requested; and

                (vi) Copy of ledger entries for such period relating to security deposits maintained by Manager, if requested.

        (c) Budgets and Leasing Plans. Not later than November 15 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget and a marketing and leasing plan on the Properties for the calendar year immediately following such submission. The budget and leasing plan shall be in the form of the budget and plan approved by Owner prior to the date thereof. As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated budget or plan incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period. If Owner does not disapprove any such budget within 30 days after receipt thereof by Owner, such budget shall be deemed approved. If Owner shall disapprove any such budget or plan, it shall so notify Manager within said 30-day period and explain the reasons therefor. Manager will not incur any costs other than those estimated in any budget except for:

                (i)     maintenance or repair costs under $5,000;

                (ii) costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupant or other person (or to avoid the suspension of any necessary service of the Property);

                (iii)   expenditures for real estate taxes and assessment; and

                (iv) maintenance supplies calling for an aggregate purchase price less than $25,000.

        (d) Returns Required by Law. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.

        (e) Notices. Promptly after receipt, Manager shall deliver to Owner all notices, from any tenant, or any governmental authority, that are not a routine nature. Managers shall also report expeditiously to Owner notice of any extensive damage to any part of the Properties.

2.6 Subcontracting. Notwithstanding anything to the contrary contained in this Agreement, the Manager may subcontract any of its duties hereunder, without the consent of the Owner being required, for a fee that may be less than the Management Fees paid hereunder. In the event that the Manager does so contract any its duties hereunder, such fees payable to such third parties may, at the instruction of the Manager, deducted from the monthly Management Fee payable to the Manager hereunder and paid by the Owner to such parties, or paid directly by the Manager to such parties, in its discretion.

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                                  ARTICLE III.
                                    EXPENSES

3.1 Owner's Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner. Such costs and expenses may include reasonable wages and salaries and other employee-related expenses of all on-site and off-site employees of Manager who are engaged in the operation, management, maintenance and leasing or access control of the Properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses which are directly related to the management of specific Properties. All costs and expenses for which Owner is responsible under this Management Agreement shall be paid by Manager out of the Account. In the event said account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet such additional costs and expenses.

3.2 Manager's Expenses. Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.

                                   ARTICLE IV.
                             MANAGER'S COMPENSATION

4.1 Management Fees. Manager shall provide the services described in Article II in return for fees (the "Management Fees"), including all rent-up, leasing, and re-leasing fees and bonuses paid to any person, which shall be payable by the OP on a monthly basis, and shall equal 5% of Gross Revenues. Notwithstanding the foregoing, Manager may be entitled to receive higher fees in the event Manager can demonstrate to the satisfaction of the Board of Directors (including a majority of the Independent Directors) through empirical data that a higher competitive fee is justified for the services rendered and the type of Property managed. As described in section 2.6 above, in the event that Manager properly engages one or more third parties to perform the services described herein, the fees payable to such parties for such services will be deducted from the monthly Management Fees payable by the OP to Manager, or paid directly by Manager, at Manager's option. Manager's compensation under this Section 4.1 shall apply to all renewals, extensions or expansions of leases which Manager has originally negotiated.

4.2 Additional Fees. In the event that the Manager provides services other than those specified herein, the OP shall pay to Manager a monthly fee equal to no more than that which the OP would pay to a third party that is not an Affiliate of the Owner or the Manager to provide such services.

4.3 Audit Adjustment. If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for such fiscal year, Manager shall bear the cost of such audit.

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                                   ARTICLE V.
                          INSURANCE AND INDEMNIFICATION

5.1     Insurance to be Carried.

        (a) Manager shall obtain and keep in full force and effect insurance on the Properties against such hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the leases and the Ownership Agreements shall be maintained. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.

        (b) Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer's liability insurance applicable to and covering all employees of Manager at the Properties and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurers naming Owner as a co-insured and evidencing that such insurance is in effect. If any work under this Management Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

5.2 Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance which is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.

5.3 Accidents and Claims. Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly and any report not so given within 10 days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly report delivered to Owner pursuant to section 2.5(b). Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

5.4 Indemnification. Manager shall hold Owner harmless from and indemnify and defend Owner against any and all claims or liability for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Properties, including, without limitation, the Improvements when such injury or damage shall be caused by the negligence of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter. Owner will indemnify and hold Manager harmless against all liability for injury to persons and damage to property caused by Owner's negligence and which did not result from the negligence of misconduct of Manager, except to the extent Manager recovers insurance proceeds with respect to such matter.

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                                   ARTICLE VI.
                                TERM, TERMINATION

6.1 Term. This Management Agreement shall commence on the date first above written and shall continue until terminated in accordance with the earliest to occur of the following:

                (a) One year from the date of the commencement of the term hereof. However, this Management Agreement will be automatically extended for an additional one year period at the end of each year unless any party gives sixty (60) days written notice to the others of its intention to terminate this Management Agreement; or

                (b) Immediately upon the occurrence of any of the following:

                        (i) A decree or order is rendered by a court having
                    jurisdiction (A) adjudging Manager as bankrupt or insolvent, or (B) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (C) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or

                        (ii) Manager (A) institutes proceedings to be
                    adjudicated a voluntary bankrupt or an insolvent, (B) consents to the filing of a bankruptcy proceeding against it, (C) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (D) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (E) makes an assignment for the benefit of creditors, (F), is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of Owner, or (G) takes corporate or other action in furtherance of any of the aforesaid purposes.

                (c) Upon written notice from the Owner in the event that the
                    Manager commits an act of gross negligence or willful misconduct in the performance of its duties hereunder.

       Upon termination, the obligations of the parties hereto shall cease, provided that Manager shall comply with the provisions hereof applicable in the event of termination and shall be entitled to receive all compensation which may be due Manager hereunder up to the date of such termination, and provided, further, that if this Management Agreement terminates pursuant to clauses (b) or
(c) above, Owner shall have other remedies as may be available at law or in equity.

6.2 Manager's Obligations after Termination. Upon the termination of this Management Agreement, Manager shall have the following duties:

                (a) Manager shall deliver to Owner, or its designee, all books and records with respect to the Properties.

                (b) Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager. Manager

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                    shall also, for a period of sixty (60) days immediately
                    following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

                (c) Manager shall render to Owner an accounting of all funds of
                    Owner in its possession and shall deliver to Owner a statement of Management Fees claimed to be due Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee.

                                   ARTICLE VI
              BUSINESS COMBINATION OF THE COMPANY AND THE MANAGER.

7.1 The Company shall have the option at any time, after the initial date of effectiveness of the Prospectus upon prior written notice, during the term of this Agreement without any consent of the Manager, the board of directors of the Company or the Company's stockholders to cause the business conducted by the Manager (including, in such event, all of its assets) to be acquired by or consolidated into the Company. The Manager and/or its members or stockholders will receive in connection with such acquisition and in exchange for terminating this Agreement and the release or waiver of all fees (including any fees that have accrued during the term of this Agreement) payable under the provisions of this Agreement until its stated termination, but not paid, that number of Shares determined in accordance with Section 7.2 below below. The Company will be obligated to pay any fees accrued under this Agreement for services rendered through the closing of such acquisition.

7.2 The number of Shares to be issued by the Company to the Manager in the event of a transaction of the type described in Section 7.1 above shall be determined as follows. The Company shall first send notice (the "Election Notice") to the Manager of its election to proceed with such a transaction. Next, the net income of the Manager, for the six month period immediately preceding the month in which the Election Notice is delivered, as determined by an independent audit conducted in accordance with GAAP, shall be annualized. The Manager shall bear the cost of any such audit. Such amount shall than be multiplied by nine-tenths (0.90) and then divided by the Funds From Operations Per Weighted Average Share. The resulting quotient shall constitute the number of Shares to be issued by the Company to the Manager or its members or stockholders, with delivery thereof and the closing of the transaction to occur within ninety (90) days of delivery of the Election Notice. Any such transaction will occur, if at all, only if the board of directors of the Company obtains a fairness opinion from a recognized financial advisor or institution providing valuation services to the effect that the consideration to be paid therefor is fair, from a financial point of view, to the stockholders of the Company.

7.3 The Company shall not terminate this Agreement solely for the purpose of avoiding such a business combination, such as in anticipation of the listing of the Shares on a national stock exchange or their inclusion in a national market system, including, without limitation, NASDAQ.

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                                  ARTICLE VIII.
                                  MISCELLANEOUS

8.1 Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 8.1.

        Owner:      Orion Multifamily LP
                    c/o Orion Multifamily Investment Fund, Inc.
                    625 Madison Avenue
                    New York, New York 10022
                    Attn: Stuart J. Boesky
                    Chief Executive Officer and
                    Chairman of the Board of Directors

                    With a copy to:

                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York 10036
                    Attention: Peter M. Fass, Esq.

        Manager:    Orion Multifamily Management, LLC
                    New York, New York 10022
                    Attn: Stuart J. Boesky
                    Chief Executive Officer

                    With a copy to:

                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York 10036
                    Attention: Peter M. Fass, Esq.

8.2 Governing Law. This Management Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.3 Assignment. Without derogating from Section 2.6 hereof, this Management Agreement may not be assigned by the Manager, except to an Affiliate of the Manager, and then only upon the consent of the Owner and the approval of a majority of the Independent Directors. Any assignee of the Manager shall be bound hereunder to the same extent as the Manager. This Agreement shall not be assigned by either Owner without the written consent of the Manager, except to a corporation, association, trust or other organization which is a successor to such Owner. Such successor shall be bound hereunder to the same extent as such Owner. Notwithstanding anything to the contrary contained herein, the economic rights of the Manager hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Manager without the consent of the Owners.

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8.4     No Waiver. Neither the failure nor any delay on the party of a party to exercise any right, remedy, power or privilege under this Management Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrences. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

8.5 Amendments. This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

8.6 Headings. The headings of the various subdivisions of this Management Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

8.7 Counterparts. This Management Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Management Agreement to produce or account for more than one such counterpart.

8.8 Entire Agreement. This Management Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

8.9 Disputes. If there shall be a dispute between Owner and Manager relating to this Management Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys' fees.

8.10 Activities of Manager. The obligations of Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Owner or the business of Owner.

8.11 Independent Contractor. Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Manger to Owner under this Management Agreement is that of an independent contractor.

                        [Signatures appear on next page]

        IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the date first above written.

                                   ORION MULTIFAMILY INVESTMENT FUND, INC.

                                   By:
                                      --------------------------------
                                      Name:
                                      Title:

                                   ORION MULTIFAMILY LP

                                   By:  Orion Multifamily Investment Fund, Inc.,
                                                  its General Partner

                                   By:
                                      --------------------------------
                                      Name:
                                      Title:

                                   ORION MULTIFAMILY MANAGEMENT, LLC

                                   By:
                                      --------------------------------
                                      Name:
                                      Title: